SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*
                                       ---


                        RADIO UNICA COMMUNICATIONS CORP.
                       ----------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                 --------------
                         (Title of Class of Securities)


                                    75040Q106
                                   -----------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Page 1 of __ Pages

                                  SCHEDULE 13G


---------------------------------               ------------------------------
CUSIP No.   75040Q106                           Page 2 of  Pages
---------------------------------               -------------------------------
-------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Warburg, Pincus Ventures, L.P.
-------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)   / /
                                                                  (b)  /X/

-------------------------------------------------------------------------------
 3        SEC USE ONLY

-------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

-------------------------------------------------------------------------------
          NUMBER OF      5     SOLE VOTING POWER
          SHARES
                        -------------------------------------------------------
          BENEFICIALLY   6     SHARED VOTING POWER
          OWNED BY             12,841,611
                        -------------------------------------------------------
            EACH         7     SOLE DISPOSITIVE POWER
          REPORTING
                        -------------------------------------------------------
           PERSON        8     SHARED DISPOSITIVE POWER
            WITH               12,841,611
-------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,841,611
-------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          61.3%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


---------------------------                             -----------------------
CUSIP No.   75040Q106                                   Page 3 of Pages
---------------------------                             -----------------------
-------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          E.M. Warburg, Pincus & Co., LLC
-------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)   / /
                                                                   (b)  /X/

-------------------------------------------------------------------------------
 3        SEC USE ONLY

-------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

-------------------------------------------------------------------------------
          NUMBER OF             5       SOLE VOTING POWER
           SHARES          ----------------------------------------------------
          BENEFICIALLY          6       SHARED VOTING POWER
            OWNED BY                    12,841,611
                           ----------------------------------------------------
            EACH                7       SOLE DISPOSITIVE POWER
          REPORTING
                           ----------------------------------------------------
          PERSON                8       SHARED DISPOSITIVE POWER
           WITH                         12,841,611
                           ----------------------------------------------------
-------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,841,611
-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          61.3%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          00
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


----------------------------                   -------------------------------
CUSIP No.   75040Q106                          Page 4 of Pages
----------------------------                   -------------------------------
-------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Warburg, Pincus & Co.
-------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   / /
                                                                     (b)  /X/

-------------------------------------------------------------------------------
 3        SEC USE ONLY


-------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

-------------------------------------------------------------------------------
          NUMBER OF       5    SOLE VOTING POWER
           SHARES       -------------------------------------------------------
          BENEFICIALLY    6    SHARED VOTING POWER
          OWNED BY             12,841,611
                        -------------------------------------------------------
            EACH          7    SOLE DISPOSITIVE POWER
          REPORTING     -------------------------------------------------------
           PERSON         8    SHARED DISPOSITIVE POWER
            WITH               12,841,611
-------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,841,611
-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  /  /

-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          61.3%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).    NAME OF ISSUER:
---------     --------------

              Radio Unica Communications Corp.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
---------     -----------------------------------------------

              8400 N.W. 52nd Street
              Suite 101
              Miami, Florida 33166

Items 2(a),
(b) AND (c).  NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
              CITIZENSHIP:
-----------   ------------------------------------------------------------

          This statement is being filed by (a) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"); (b) E.M. Warburg, Pincus & Co., LLC, a Delaware limited liability company ("EMW"); and (c) Warburg, Pincus & Co., a New York general partnership ("WP"). WP is the sole general partner of WPV and EMW manages WPV. Lionel I. Pincus is the managing partner of WP and the managing member of EMW and may be deemed to control both entities. Sidney Lapidus and John D. Santoleri, directors of the Issuer, are managing directors and members of EMW and general partners of WP. Sidney Lapidus and John D. Santoleri may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by WPV. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:
---------     ----------------------------

              Common Stock

ITEM 2(e).    CUSIP NUMBER:
---------     ------------

              75040Q106

ITEM 3.       Not Applicable
------

ITEM 4.       OWNERSHIP:
------        ---------

              (a)      12,841,611
              (b)      61.3%
              (c)       (i)   0
                        (ii)  12,841,611
                        (iii) 0
                        (iv)  12,841,611

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
------        --------------------------------------------

              Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
------        ---------------------------------------------------------------

              Not Applicable

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
------        -----------------------------------------------------------------

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
------        ---------------------------------------------------------

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:
------        ------------------------------

              Not Applicable

ITEM 10.      CERTIFICATION:
-------       -------------

              Not Applicable

                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  WARBURG, PINCUS VENTURES, L.P.

                                  By:  Warburg, Pincus & Co.,
                                       General Partner


                                  By: /s/ STEPHEN DISTLER
                                      ------------------------------
                                          Stephen Distler, Partner


                                  E. M. WARBURG, PINCUS & CO., LLC

                                  By: /s/ STEPHEN DISTLER
                                      ------------------------------
                                          Stephen Distler, Member


                                  WARBURG, PINCUS & CO.

                                  By: /s/ STEPHEN DISTLER
                                      -----------------------------
                                          Stephen Distler, Partner

Dated:  January 28, 2000